FINAL

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Media Inquiries:

Jaime Vasquez

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jvasquez@cartech.com

CARPENTER TECHNOLOGY REPORTS RECORD

SECOND QUARTER RESULTS

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  Record second quarter net income of $48 million – up 12% from last year’s record second quarter

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  Underlying margin improvement overshadowed by 161% rise in nickel prices

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  Record second quarter sales of $441 million – up 28% from last year’s record second quarter

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  Sales to the industrial market up 46%; energy up 34%; and aerospace up 26%

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  Results include pre-tax LIFO inventory valuation expense of $53 million

     Wyomissing, Pa., (January 26, 2007) - Carpenter Technology Corporation (NYSE:CRS) today reported record second quarter sales and net income.  Gross margins, excluding the negative impact of nickel, increased by 320 basis points from a year ago.  Results benefited from increased shipments, a continued focus on cost improvements through lean manufacturing, and higher prices.

Net sales for the second fiscal quarter ended December 31, 2006 were $441.3 million, compared with $345.7 million for the same quarter a year ago.

Net income in the second quarter was $48.1 million, or $1.82 per diluted share, compared with net income of $42.9 million, or $1.65 per diluted share, a year ago.

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Free cash flow in the second quarter was $30.4 million, compared with $41.4 million in the quarter a year ago.

Six-Months Results

For the six months ended December 31, 2006, net sales were $845.8 million, compared with $691.7 million for the first half of fiscal 2006.

Net income for the first six months of the current fiscal year was $99.3 million, or $3.76 per diluted share, compared to net income of $83.0 million, or $3.19 per diluted share, a year ago.

Free cash flow in the first half of fiscal 2007 was $81.2 million, compared with $42.1 million in the same period a year ago.

Second Quarter – Operating Summary

 “We achieved record second quarter results due, in part, to solid demand from the  industrial and aerospace markets and our greater emphasis on the energy market,” said Anne Stevens, chairman, president and chief executive officer.

“Our ability to achieve record earnings despite nickel prices that more than doubled from a year ago reflected our strong operational focus,” Stevens said.  “The rapid rise in the cost of nickel had a profound impact on our margins.  If raw materials prices stabilize, we fully expect that our margins will improve.”

For the second quarter, Carpenter’s sales were 28 percent higher than a year ago. Surcharges, an increase in pounds shipped, and higher base prices contributed to the sales gain.  Adjusted for surcharges, sales increased 14 percent from the second quarter a year ago.

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Sales to the industrial market improved by 46 percent to a record $94 million, as a result of increased shipments of materials used in the capital equipment and semiconductor markets, higher base prices and surcharges.

Automotive and truck market sales grew 34 percent from the second quarter a year ago to $56 million. Higher surcharges and base prices more than offset reduced shipments, which were negatively affected by lower U.S. automotive production rates.

Sales to the energy market, which includes oil and gas and power generation, increased 34 percent from a year ago to $36 million.  Sales to the oil and gas sector grew 58 percent from the same quarter a year ago.  The sales growth reflected the Company’s increased dedication of resources to service the oil and gas sector.  Also, sales to the power generation sector increased 4 percent from a year ago.

Sales to the aerospace market increased 26 percent from the second quarter a year ago to $167 million, a second quarter record.  Sales benefited from strong demand for titanium materials used in the manufacture of fasteners for commercial and military aircraft.

Carpenter also experienced solid demand for its specialty alloys used in the manufacture of aircraft engines and airframe structural components. Increased shipments, higher base prices and surcharges contributed to the sales growth.

Consumer market sales rose 20 percent to $56 million.  Higher sales of materials used in consumer electronics were partially offset by reduced sales of materials used in the housing and sporting goods sectors.

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Medical market sales decreased 5 percent to $32 million from last year’s second quarter record.  The decline in sales reflected the continued inventory adjustments taking place within that supply chain.

Geographically, sales outside the United States increased 13 percent from the same quarter a year ago to $121 million, a second quarter record.  International sales, which represented 27 percent of total sales, benefited from higher base prices and surcharges, and increased shipments of aerospace materials.

Second quarter gross profit improved to $97.1 million, or 22.0 percent of sales, from $93.8 million, or 27.1 percent of sales, in the same quarter a year ago.

Gross profit as a percent of sales was negatively impacted from the dramatic rise in the cost of nickel, a primary raw material for the Company.  Nickel prices on the London Metal Exchange increased from an average of approximately $5.75 for the second fiscal quarter a year ago to $15.00 for this year’s second quarter.

In the environment of escalating raw material prices, the Company’s last-in, first-out (LIFO) method of accounting to value inventories resulted in a $53 million LIFO expense in the second quarter of fiscal 2007.  In the second quarter a year ago, cost of sales included a $10.6 million credit to value inventories using LIFO.

Also, gross profit as a percent of sales was negatively impacted by a 128 percent increase in the amount of surcharge collected during the recent second quarter versus a year ago.  While the surcharge protects the absolute gross profit dollars, it does have a dilutive effect on gross margin as a percent of sales.  In the recent second quarter, the dilutive effect of the increased surcharge on gross margin was approximately 340 basis points.

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Additionally, Carpenter’s gross profit was negatively impacted by the lag effect in its surcharge mechanism, which is structured to recover high raw material costs. This lag effect can result in margin decline during periods of rapidly escalating raw material prices, especially for companies using the LIFO method of accounting for inventory.  The Company estimated that the lag effect negatively impacted gross margins by approximately 500 basis points during the recent second quarter.

Adjusting for the dilutive effect of the surcharge and the negative impact from the lag in the surcharge mechanism, gross margins would have improved by 320 basis points in the recent second quarter from a year ago.  The underlying improvement was driven by  higher base prices, increased shipments and ongoing cost controls.

Operating income in the recent second quarter was $62.7 million or 14.2 percent of sales, compared to $63.9 million or 18.5 percent of sales in the second quarter a year ago.  In addition to the impact of significantly higher raw material costs, operating income was reduced by $3.6 million from increased expenses associated with executive separation obligations.

Outlook

“The overall 2007 outlook for our end-use markets remains strong and we are particularly excited by the opportunities we are developing in the energy market,” Stevens said.   “Since joining the Company last November, I have been very impressed by the product depth, by the technical and managerial talent, and by the efforts of our employees to satisfy customers.”

Stevens concluded, “I am confident in our strategic direction and the long-term strength in the key end-use markets that we serve.  Our announcement this morning to

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invest approximately $115 million in additional premium melt capacity will allow us to capitalize on the growth opportunities within these markets and create significant value for shareholders.

“Based upon current market conditions, and our confidence in the performance of Carpenter, we continue to expect record results for fiscal 2007.  Additionally, as we previously stated, free cash flow should be in excess of $200 million in the current fiscal year.”

Segment Results – Second Quarter
Specialty Metals

Net sales for the quarter ended December 31, 2006 for the Specialty Metals segment, which includes Specialty Alloys Operations, Dynamet, and Carpenter Powder Products business units, were $417.5 million, compared to $321.0 million in the same quarter a year ago.

Sales of specialty alloys were $199.7 million or 38 percent higher than the second quarter a year ago.  Increased shipments to the aerospace and energy markets, higher base prices, and surcharges were the primary contributors to the increase.

Stainless steel sales were $155.3 million or 29 percent higher than a year ago.  Increased shipments to the industrial market and pricing actions contributed to the sales growth.

Sales of titanium increased 18 percent to $48.4 million.  Higher prices and strong demand from the aerospace market for coil products used in the manufacture of aerospace structural fasteners were the primary contributors to growth.

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Operating income for the Specialty Metals segment was $64.2 million or 15.4 percent of sales in the recent second quarter, compared to $63.2 million or 19.7 percent in the same quarter a year ago.

The Specialty Metals segment was able to increase operating income despite escalating raw material prices and the lag in recovery of the Company’s surcharge mechanism.  This was achieved as a result of increased shipments, continued efforts in lean manufacturing, and higher base prices.

Engineered Products Segment

Net sales for this segment, which includes sales of ceramic components and fabricated metal, decreased 4 percent to $24.3 million from $25.3 million a year ago.

In the second quarter, operating income for the Engineered Products segment was $4.8 million or 19.8 percent of sales compared to $4.2 million or 16.6 percent of sales in the same quarter a year ago.  The increase was attributable to better operating efficiencies at Certech, which primarily produces ceramic cores used in the casting of turbine blades.
Segment Results – Year-to-Date

Specialty Metals

Net sales for the first six months of fiscal 2007 for the Specialty Metals segment were $794.7 million, compared to $642.3 million for the same period a year ago.

Sales of specialty alloys increased 29 percent to $371.7 million from $288.6 million for the same period a year ago.  Pricing actions and solid demand from the aerospace and energy markets were the primary drivers of the increase.

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Titanium sales rose 25 percent to $96.3 million from $77.0 million for the same period a year ago.  Sales benefited from increased shipments to the aerospace market and higher selling prices.

Sales of stainless steel products grew 21 percent to $299.2 million from $247.5 million for the same period a year ago.  Stainless sales benefited from increased shipments to the industrial and automotive markets, higher base prices and surcharges.

Operating income for the Specialty Metals segment was $136.1 million or 17.1 percent of sales compared to $124.2 million or 19.3 percent of sales generated for the same period a year ago.  The change in operating income reflected higher pricing, a continued focus on operational improvements, and increased shipments.

Operating income as a percent of sales decreased due to the dilutive effect on margins from the increase in surcharge revenue and the negative impact from the lag effect of the Company’s surcharge mechanism.

Engineered Products Segment

Net sales for the first six months of fiscal 2007 for the Engineered Products segment increased 4 percent to $52.3 million from $50.3 million for the same period a year ago.  Increased sales of ceramic cores used in the casting of jet engine turbine blades primarily drove the improvement.

Operating income was $10.1 million or 19.3 percent of sales in the first half of fiscal 2007 compared to $9.4 million or 18.7 percent of sales for the same period a year ago.  Higher prices, better operating efficiencies, and increased shipments aided the improvement.

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Other Items

In the second quarter of fiscal 2007, selling and administrative expenses were $34.4 million, or 7.8 percent of sales, compared to $29.9 million, or 8.6 percent of sales, in the same quarter a year ago.  The difference primarily reflected $3.6 million of separation costs.

For the first six months of fiscal 2007, selling and administrative expenses were $65.2 million, or 7.7 percent of sales compared to $58.0 million, or 8.4 percent of sales for the same period a year ago.  The increase primarily reflected the separation costs incurred in the second quarter of the current fiscal year, and first quarter expenses of $1.6 million associated with the review of an acquisition, and $0.8 million from executive recruitment fees.

Interest expense for the quarter was $5.7 million, compared with $5.9 million in the second quarter a year ago.  For the first six months of fiscal 2007, interest expense was $11.5 million, compared with $11.9 million in the same period a year ago.

Other income in the quarter was $11.6 million, compared with $8.7 million in last year’s second quarter.  The increase in other income is primarily due to increases in interest income from higher balances of invested cash and increased receipts from the “Continued Dumping and Subsidy Offset Act of 2000” (the “Act”).  Receipts under this Act in the recent second quarter were $6.4 million compared to $4.8 million in the second quarter a year ago.

For fiscal 2007 year-to-date, other income rose to $17.5 million from $11.7 million for the comparable period a year ago.   The increase in other income was

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primarily attributed to higher balances of invested cash and increased receipts under the Act.

Carpenter’s income tax provision in the recent second quarter was $20.5 million, or 29.9 percent of pre-tax income, versus $23.8 million, or 35.7 percent, in the same quarter a year ago.  The tax provision in the recent second quarter was favorably impacted by adjustments due to Congress’ retroactive extension of the Federal research and development tax credit and the favorable settlement of a state tax audit.

For the first six months of fiscal 2007, Carpenter’s income tax provision was $42.5 million, or 30.0 percent of pre-tax income, compared to $44.3 million, or 34.8 percent of pre-tax income for the same period a year ago.  The Company’s income tax rate also benefited in the first quarter from the reversal of certain deferred tax valuation allowances due to changes in specific state tax laws and an improved outlook regarding the ability to use those benefits.

  The Company expects that its full-year tax rate will be in the range of 33 to 35 percent.

Cash Flow and Liquidity

Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital, and the flexibility to use outside sources of financing to supplement internally generated funds.

Free cash flow in the recent second quarter was $30.4 million, compared with free cash flow of $41.4 million in the quarter a year ago.  For the first six months of fiscal 2007, free cash flow was $81.2 million compared to $42.1 million for the same period a year ago.

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Conference Call

Carpenter will host a conference call and webcast today, January 26, at 10:00 a.m., ET, to discuss financial results and operations for the second quarter.

Please call 610-208-2800 for details of the conference call.  Access to the call will also be made available at Carpenter’s web site (www.cartech.com) and through CCBN  (www.ccbn.com).  A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products.  Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied.  The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2006, its subsequent Form 10-Q, and the exhibits attached to those filings.  They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter’s business such as new competitors, the consolidation of

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customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors;  4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages;  9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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